Exhibit 23.5

CONSENT OF GLOBAL COLD CHAIN ALLIANCE

To Americold Realty Trust:

We consent to the use of our information and to all references to our firm, including, without limitation, references to our firm under the caption “Experts”, and such information included in or made part of (i) the summary of “The Overview of the Global Temperature-Controlled Warehouse Industry” and (ii) “The Overview of the Global Temperature-Controlled Warehouse Industry”, in each case, included in the Registration Statement on Form S-11 (the “Registration Statement”) to be filed by Americold Realty Trust and related prospectus, and any amendments thereto.

Dated December 14, 2009

Global Cold Chain Alliance

Name:	/s/ Corey Rosenbusch
Title: Vice President